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EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         MERGE TECHNOLOGIES INCORPORATED


         MERGE TECHNOLOGIES INCORPORATED, a corporation organized and existing under Chapter 180 of the Wisconsin Statutes, does hereby certify as follows:

         1.       The name of the corporation is:  MERGE TECHNOLOGIES
INCORPORATED.

         2. The Amended and Restated Articles of Incorporation of the corporation are amended as follows:

                                   ARTICLE IV

                  The Preferred Shares set forth in the table contained in this
         Article IV is amended by creating a series entitled Special Voting Stock, which series shall have one (1) share, with the powers, preferences, rights, qualifications, limitations and restrictions as set forth on Exhibit A to this amendment to the corporation's Amended and Restated Articles of Incorporation.

         3. The number of Preferred Shares, series Special Voting Stock, created is one (1).

         4. The above amendment to the Amended and Restated Articles of Incorporation of the corporation was adopted on September 1, 1999.

         5. The above amendment to the Amended and Restated Articles of Incorporation of the corporation was duly adopted in accordance with Section
180.1002 of the Wisconsin Statutes. The amendment was adopted by the board of directors, and shareholder action was not required.

         6. None of the Preferred Shares, series Special Voting Stock, has been issued.

         Dated this 1st day of September 1999.



                          By:      /s/ William C. Mortimore
                                   -------------------------------------------
                                   William C. Mortimore, its President and CEO

               This document was drafted by and is returnable to:

                            MICHAEL J. MCDONAGH, ESQ.
                          MICHAEL BEST & FRIEDRICH LLP
                            100 EAST WISCONSIN AVENUE
                                   SUITE 3300
                         MILWAUKEE, WISCONSIN 53202-4108
                                 (414) 271-6560



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                                    EXHIBIT A


         Transfer of the security evidenced by this certificate is not valid except to the extent that such transfer has complied with the provisions regarding transfer contained in a Trust Agreement, dated as of September 1, 1999, by and among Merge Technologies Incorporated, Interpra Medical Imaging Network Ltd., and Firstar Bank Milwaukee, N.A., as Trustee hereunder, as may be amended from time to time. A copy of the Trust Agreement, which imposes various restrictions upon the holder of this certificate, is available to interested parties for inspection at the offices of the Corporation.

         The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, but have been issued in reliance upon exemptions therefrom. The securities may not be offered, sold, pledged or otherwise transferred without registration under the Securities Act and applicable state securities laws or receipt of an opinion of counsel satisfactory to the Corporation that an exemption from registration is available or that such transfer may otherwise lawfully be made.



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